Exhibit 10.4

June 17, 2010

Geoffrey F. Cox

480 Beacon Street

Boston, MA 02115

Re:	Separation Agreement

Dear Geoff:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from GTC Biotherapeutics, Inc. (the “Company”). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement. This Agreement shall become effective on the eighth (8th) day following your acceptance of it as provided below (the “Effective Date”).

1. Separation of Employment and Resignation from Board. The Company terminated your employment without cause as of June 14, 2010 (the “Separation Date”). You acknowledge and agree that, pursuant to your termination of employment, you also will resign your position as a member of the Company’s Board of Directors (the “Board”) as of the Separation Date, by executing the resignation letter attached as Exhibit A. You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company. As a courtesy, the Company will provide you with a draft of the press release regarding your separation from the Company prior to issuing a final version of the same, and will consider (but will not be required to adopt) any comments to the wording of such press release.

2. Separation Pay. In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with the following (the “Separation Pay”):

(a) Payment of an amount equal to ten (10) months of your gross monthly base salary (i.e., a total of $400,000), less all applicable federal, state, local and other employment-related deductions, such payment to be made in four (4) equal cash lump sum quarterly installments on each of January 1, April 1, July 1 and October 1, 2011.

(b) Eligibility for payments on the following conditions:

(i) If the award by the International Chamber of Commerce (the “ICC”) in the current arbitration between LEO Pharma and the Company (the “LEO Pharma Arbitration”) or a settlement between the parties in the LEO Pharma Arbitration results in Final Net Proceeds (as defined below) to the Company of $20,000,000 or more, then the Company shall pay you an amount equal to fourteen (14) months of your base salary ($560,000) plus an additional amount equal to $137,704 (i.e., a total payment of $697,704), less all applicable federal, state, local and other employment-related deductions, on the following schedule: (A) if the Final Net Proceeds become definitely determined, due and paid at any time prior to January 1, 2012, then this payment shall be made in five (5) equal cash lump sum quarterly installments payable on each of January 1, April 1, July 1, and October 1, 2012, and January 1, 2013, and (B) if the Final Net Proceeds become definitely determined, due and paid after January 1, 2012, then this payment shall be made in five (5) equal cash lump sum quarterly installments beginning within thirty (30) days following the date on which the Final Net Proceeds become definitely determined, due and paid.

(ii) If the arbitration award by the ICC or a settlement between the parties in the LEO Pharma Arbitration results in Final Net Proceeds (as defined below) to the Company of $13,000,000 or more, but less than $20,000,000, then the Company shall pay you an amount equal to fourteen (14) months of your base salary ($560,000), less applicable federal, state, local and other employment-related deductions, on the following schedule: (A) if the Final Net Proceeds become definitely determined, due and paid at any time prior to January 1, 2012, then this payment shall be made in four (4) equal cash lump sum quarterly installments payable on each of January 1, April 1, July 1, and October 1, 2012, and (B) if the Final Net Proceeds become definitely determined, due and paid after January 1, 2012, then this payment shall be made in four (4) equal cash lump sum quarterly installments beginning within thirty (30) days following the date on which the Final Net Proceeds become definitely determined, due and paid.

(iii) If the arbitration award by the ICC or a settlement between the parties in the LEO Pharma Arbitration results in Final Net Proceeds (as defined below) to the Company of $10,000,000 or more, but less than $13,000,000, then the Company shall pay you an amount equal to seven (7) months of your base salary ($280,000), less applicable federal, state, local and other employment-related deductions, on the following schedule: (A) if the Final Net Proceeds become definitely determined, due and paid at any time prior to January 1, 2012, then this payment shall be made in two (2) equal cash lump sum quarterly installments payable on each of January 1 and April 1, 2012, and (B) if the Final Net Proceeds become definitely determined, due and paid after January 1, 2012, then this payment shall be made in two (2) equal cash lump sum quarterly installments beginning within thirty (30) days following the date on which the Final Net Proceeds become definitely determined, due and paid.

For the purposes of this Section 2(b), “Final Net Proceeds” is defined as the monetary damages awarded to the Company pursuant to a final judgment by the ICC or the monetary settlement payments made to the Company pursuant to a settlement of the LEO Pharma Arbitration: (x) when judgment or settlement payment is no longer subject to any right of appeal, modification, reduction or remittitur, (y) when the damage award pursuant to such judgment or settlement payment pursuant to such settlement has been paid to the Company in full, and (z) less the amounts described in the schedule of legal fees attached hereto as Exhibit B. Also for purposes of this Section 2(b), a settlement between the parties shall refer to a settlement entered into between the Company and LEO Pharma with respect to which you shall not participate and the terms over which you shall have no influence, control or decision-making authority.

If the arbitration award by the ICC or a settlement between the parties in the LEO Arbitration results in Final Net Proceeds to the Company of less than $10,000,000, then you shall not be eligible for or entitled to any payment under this Section 2(b).

The Company agrees to provide you with written notice of the terms of the monetary damages award or settlement payment described above within ten (10) days of receiving the same, and written notice of the date on which payment of such damages award or settlement payment is received within ten (10) day of receiving the same, provided that you agree that all information relating in any way to such damages award or settlement payment, including the terms and amount of same, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

(c) In the event that you choose to exercise your right under COBRA1/ to continue your participation in the Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay 100% of the premium cost for such coverage through June 30, 2012, on terms and conditions comparable to the coverage you receive as of the Separation Date or comparable replacement coverage. In addition, subject to the terms and conditions of the applicable plans maintained by the Company, the Company shall provide you with continued dental, life and accidental death and dismemberment insurance through June 30, 2012 and shall pay 100% of the premium cost related to continuing your coverage under such plans on terms and conditions comparable to the coverage you receive under such plans as of the Separation Date or comparable replacement coverage. Notwithstanding any other provision of this Agreement, any of the above-described obligations shall cease on the date you become eligible to receive a comparable insurance benefit (as applicable) through any other employer, and you agree to provide the Company with written notice immediately upon becoming eligible for such benefits. Your acceptance of any payment on your behalf or coverage provided hereunder shall be an express representation to the Company that you have no such eligibility.

(d) Separation from Service under Section 409A. Any portion of a payment to you under this Agreement that constitutes nonqualified deferred compensation under Section 409A payable as a result of a termination of employment may only be paid upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of clarification, the foregoing sentence shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs. Notwithstanding the foregoing, if any amount to be paid to you pursuant to this Agreement as a result of your termination of employment is subject to Section 409A, and if you are a “Specified Employee” under Section 409A as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business

1/	“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

day following the six-month anniversary of your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this paragraph shall be paid in a lump sum when paid.

You acknowledge and agree that the Separation Pay is not otherwise due or owing to you under any Company employment agreement (oral or written) or policy or practice, and that the Separation Pay is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the Separation Pay, your final wages, and any accrued but unused vacation (which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, equity, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

3. COBRA Benefits. Regardless of whether you sign this Agreement, you shall have the right to elect to continue your medical, dental, vision, and flexible spending account (healthcare) benefits pursuant and subject to the terms and conditions of COBRA and the applicable plan, but in the event that you do not sign this Agreement, the Company shall not pay or contribute to the cost of premiums for your COBRA coverage, and you shall be solely responsible for same in accordance with the terms of the applicable plan. Your eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines and the applicable plan.

4. Equity. The terms and conditions of the Company’s Amended and Restated 2002 Equity Incentive Plan (the “Stock Plan”) and any agreements executed by you pursuant thereto (together, the “Stock Option Agreements”), are incorporated herein by reference and shall survive the signing of this Agreement. You acknowledge and agree that, as of the Separation Date, you are vested in a total of 113,498 shares of Company common stock under the Stock Plan and Stock Option Agreements. You further acknowledge and agree that as of the Separation Date, you shall not have any right to vest in any additional stock or stock options under the Stock Plan, Stock Option Agreements or any other Company stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment and that any Stock Option Agreements or other stock based rights that have not vested as of the Separation Date shall terminate as of such date.

5. Confidentiality, Non-Disparagement and Related Obligations. The parties expressly acknowledge and agree to the following, as applicable:

(a) You agree to adhere to the terms of your July 17, 2001 Confidentiality and Non-Competition Agreement with the Company, which is expressly incorporated herein and survives the signing of this Agreement.

(b) You agree to promptly return to the Company all Company documents, files and property (and any copies thereof), and that you will otherwise abide by any and all common law and/or statutory obligations relating to protection of the Company’s trade secrets and/or confidential and proprietary information.

(c) You, on the one hand, and the Company’s officers and directors, on the other hand, agree that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this section shall prohibit either party from participating in an investigation with a state or federal agency if requested by the agency to do so; notwithstanding the foregoing, the parties acknowledge and agree that the Company is required to file and shall be permitted to file a Form 8-K with the Securities and Exchange Commission following the Effective Date and shall be permitted to disclose or publicly file this Agreement (or the contents thereof) as otherwise required by state and federal law.

(d) You, on the one hand, and the Company’s officers and directors, on the other hand, will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of other party (including, with respect to your statements about the Company, statements about its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any product, service, finances, financial condition, capabilities or any other aspect of the other party.

6. Your Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date.

Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company up through the Separation Date including, without limitation: (i) claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices, or other

2/	For purposes of this Section, the “Company” means GTC Biotherapeutics, Inc. and its divisions, affiliates (including but not limited to LFB Biotechnologies S.A.S. and its affiliates), parents, subsidiaries and related entities, and its and their owners, partners, directors, officers, employees, trustees, agents, successors and assigns.

employment related statute, regulation or executive order (as they may have been amended through the Separation Date), including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, and any similar Massachusetts or other state or federal statute; (ii) claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, and any similar Massachusetts or other state or federal statute; (iii) claims under any Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iv) any other claim arising under other state or federal law.

(b) Participation in Agency Proceedings; Agreement/Release Limitations. Notwithstanding the foregoing, neither this section nor this Agreement: (i) releases the Company from any obligation expressly set forth in this Agreement; (ii) waives or releases any legal claims which you may not waive or release by law, including without limitation obligations under workers compensation laws; (iii) prohibits you from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency; (iv) limits or otherwise impacts your indemnification rights (including rights to advancement of expenses) pursuant to the Company’s articles of organization and bylaws in effect as of the Separation Date, which shall be governed solely by the terms and conditions of the applicable governing document; or (v) waives or releases any legal claims related exclusively to your status as a shareholder and/or option holder of GTC Biotherapeutics, Inc. (without impacting the scope and application of the release in subsection (a) as it relates to any other legal claims in any other context).

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Acknowledgement. You acknowledge and agree that, but for providing the waiver and release in this section, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

7. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. In addition, consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with up to twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to William Heiden, GTC Biotherapeutics, Inc. 175 Crossing Boulevard, 4th Floor, Suite 410, Framingham, MA 01701-9322. Additionally, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to William Heiden at the above-referenced address.

8. Company’s Release of Claims. The Company hereby agrees and acknowledges that by signing this Agreement and accepting the good and valuable consideration provided for in this Agreement, it is waiving and releasing its right to assert any form of legal claim against you whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. The Company’s waiver and release herein is intended to bar any Claims against you seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, the Company specifically waives and releases you from all waivable Claims related to your employment relationship with the Company or the termination thereof, and all agreements executed by you pursuant thereto (other than those described as surviving herein), including, without limitation: (i) claims under any Massachusetts (or any other state) or federal common law theory; and (ii) any other claim arising under state or federal law. Notwithstanding the foregoing, neither this section nor this Agreement: (i) releases you from any obligation expressly set forth in this Agreement; (ii) waives or releases any legal claims which the Company may not waive or release by law; (iii) limits or otherwise impacts the Company’s rights pursuant to the Company’s articles of organization and bylaws in effect as of the Separation Date, which shall be governed solely by the terms and conditions of the applicable governing document; (iv) limits or otherwise impacts the Company’s rights pursuant to the Company’s Director and Officer Liability Insurance policies in effect as of the Separation Date, which shall be governed solely by the terms and conditions of the applicable policies.

9. Director and Officer Liability Insurance. The Company agrees to maintain Director and Officer Liability Insurance coverage for you in the same form providing the same or materially similar coverage terms or conditions (provided that the Company may substitute therefor policies with at least the same coverage containing terms and conditions that are not materially less favorable) for a period of six (6) years following the Effective Date, provided that in no event shall the Company be required to expend pursuant to this section more than an amount equal to 200% of the current annual premiums paid by the Company for such insurance.

10. Statements to Third Parties. In the event that any third party inquires of the circumstances of your separation from employment, you (on the one hand) and the Company’s officers and directors (on the other hand) agree to provide a statement that is materially consistent with the press release issued by the Company on June 16, 2010 regarding its financing, restructuring and management changes.

11. Guarantee of Separation Pay Obligations. The Company’s obligation to provide you with the Separation Pay described in Section 2 is guaranteed by its parent company, LFB Biotechnologies S.A.S. (the “Parent”). In the event that the Company is unable to provide such Separation Pay, the Parent agrees to undertake the obligation to provide such Separation Pay, on the terms and conditions described herein. The Parent does not guarantee any other obligation set forth herein, including but not limited to any obligation of the Company in any section of this Agreement other than Section 2. The Parent consents to the jurisdiction of Massachusetts courts described in Section 17 below in connection with any legal action arising out of the guarantee described in this section.

12. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof.

13. Unemployment Benefits. The Company agrees that it will not contest any claim for unemployment benefits by you with the Massachusetts Division of Unemployment Assistance. The Company, of course, shall not be required to falsify any information.

14. Successors and Assigns. This Agreement shall be binding on the Company’s successors and assigns, and the Company agrees to cause this Agreement to be assumed by any such successor or assign. In the event of your death, this Agreement shall remain in effect and inure to the benefit of your heirs and/or estate.

15. Taxes. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A and Section 280G of the Internal Revenue Code of 1986, as amended, and that you shall be solely responsible for any such tax consequences.

16. Attorneys’ Fees. Except as otherwise required by applicable law, in the event that a party to this Agreement files a complaint against the other party alleging a breach of such party’s obligations herein, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels), up to a maximum amount of twenty five thousand dollars ($25,000).

17. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that, other than the agreements expressly incorporated herein and stated as surviving this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company (including but not limited to your July 23, 2008 Amended and Restated Executive Employment Agreement with the Company), and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

18. Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to William Heiden within twenty one (21) days. If we do not receive your acceptance on or before this date, the Agreement will terminate and be of no further force or effect.

[Signature Page to Follow]

Sincerely,

GTC Biotherapeutics, Inc.:

By:

Date:

SOLELY AS GUARANTOR OF GTC BIOTHERAPEUTICS, INC.’S OBLIGATIONS UNDER SECTION 2 HEREIN:

LFB Biotechnologies S.A.S.

By:

Date:

Agreed and Acknowledged:

/s/ Geoffrey F. Cox
Geoffrey F. Cox

Date:

EXHIBIT A

June 15, 2010

VIA HAND DELIVERY

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

4th Floor, Suite 410

Framingham, MA 01701-9322

Re:	Resignation from GTC Biotherapeutics, Inc. Board of Directors

To Whom it May Concern:

This is to inform you that, effective June 14, 2010, I hereby resign my position as a director on the Board of Directors of GTC Biotherapeutics, Inc. and any affiliate of GTC Biotherapeutics, Inc.

Very truly yours,

Geoffrey F. Cox